Exhibit 99.2

LAZARD ANNOUNCES CASH TENDER OFFER FOR

4.250% SENIOR NOTES DUE 2020 OF LAZARD GROUP LLC

NEW YORK, September 12, 2018 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) is commencing a cash tender offer (the “Tender Offer”) for up to $250 million aggregate principal amount (such amount, as it may be increased or decreased, the “Aggregate Maximum Tender Amount”) of its outstanding 4.250% Senior Notes due November 14, 2020 (the “Notes”).

The Tender Offer is being made upon the terms and conditions in the Offer to Purchase and related Letter of Transmittal dated September 12, 2018. The Tender Offer will expire at 11:59 p.m. (Eastern Time) on October 10, 2018, unless extended or terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Date”). Holders of the Notes are urged to carefully read the Offer to Purchase and related Letter of Transmittal before making any decision with respect to the Tender Offer.

The following table summarizes certain material terms of the Tender Offer:

Title of Security	CUSIP/ISIN Nos.	Principal Amount Outstanding	UST Reference Security	Bloomberg Reference Page	Fixed Spread(1)

4.250% Senior Notes due 2020	52107QAF2 / US52107QAF28	$500,000,000	2.625% UST due 08/31/20	FIT1	+35 bps

(1)

The Total Consideration (as defined below) for Notes validly tendered prior to or at the Early Tender Date (as defined below) and accepted for purchase is calculated using the Fixed Spread (as defined below), which is inclusive of the Early Tender Premium (as defined below).

Holders must validly tender and not subsequently validly withdraw their Notes prior to or at 5:00 p.m., Eastern Time, on September 25, 2018 (such time and date, as they may be extended, the “Early Tender Date”) to be eligible to receive the “Total Consideration.” The Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn will be determined in the manner described in the Offer to Purchase by reference to the fixed spread listed above (the “Fixed Spread”) plus the yield to maturity based on the bid-side price of the UST Reference Security listed above, as quoted on the applicable page on the Bloomberg Bond Trader FIT1 series of pages, or any recognized quotation source selected by the Lead Dealer Manager in its sole discretion if such quotation report is not available or manifestly erroneous, at 2:00 p.m. (Eastern Time) on September 26, 2018, unless extended by Lazard Group. Holders of any Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will receive an amount in cash equal to the Total Consideration minus an amount in cash of $30 per $1,000 principal amount of the Notes (the “Early Tender Premium”). The Total Consideration minus the Early Tender Premium is referred to as the “Tender Consideration.” In addition to the Total Consideration or the Tender Consideration, as applicable, accrued and unpaid interest up to, but not including, the Early Settlement Date or the Final Settlement Date (each as defined below), as applicable, will be payable in cash on all validly tendered and accepted Notes. The Early Settlement Date is expected to occur on September 28, 2018, the third business day following the Early Tender Date (the “Early Settlement Date”). The Final Settlement Date is expected to occur on October 12, 2018, the second business day following the Expiration Date (the “Final Settlement Date”).

On each of the Early Settlement Date and the Final Settlement Date, as applicable, if the aggregate principal amount of Notes validly tendered and not validly withdrawn exceeds the Aggregate Maximum Tender Amount, the Company will accept tendered Notes on a pro rata basis so as not to exceed the Aggregate Maximum Tender Amount. Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date will have priority over Notes that are validly tendered after the Early Tender Date. Accordingly, Notes tendered after the Early Tender Date but prior to or at the Expiration Date will be eligible for purchase only if and to the extent that the aggregate principal amount of the Notes purchased on the Early Settlement Date is less than the Aggregate Maximum Tender Amount.

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase, including the condition that Lazard Group has received, on terms satisfactory to it in its sole discretion, net proceeds from an offering of its senior notes sufficient to purchase the Aggregate Maximum Tender Amount of the Notes and to pay all fees and expenses in connection with the Tender Offer. Lazard Group currently expects that, in the event that less than the Aggregate Maximum Tender Amount of Notes is purchased pursuant to the Tender Offer, it will exercise its right to optionally redeem at the make-whole redemption price, calculated in accordance with the indenture governing the Notes, an amount of Notes such that the aggregate principal amount of Notes purchased in the Tender Offer plus the aggregate principal amount of Notes redeemed in such redemption is approximately $250 million.

The Company reserves the right, subject to applicable law, to (i) waive any and all conditions to the Tender Offer, (ii) extend or terminate the Tender Offer, (iii) increase or decrease the Aggregate Maximum Tender Amount, or (iv) otherwise amend the Tender Offer in any respect.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated September 12, 2018. The Tender Offer is void in all jurisdictions where it is prohibited. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the Dealer Managers (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Citigroup Global Markets Inc. is acting as the lead dealer manager (the “Lead Dealer Manager”) and Lazard Frères & Co. LLC is acting as co-dealer manager (together with the Lead Dealer Manager, the “Dealer Managers”) for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc., the tender and information agent (the “Tender and Information Agent”), by telephone at (800) 283-2170, in writing at Attn: Andrew Beck, 48 Wall Street, 22nd Floor, New York, New York, 10005 or by email at lazard@dfking.com. Questions regarding the Tender Offer may be directed to the Dealer Managers as follows: Citigroup Global Markets Inc. may be contacted by telephone at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or in writing at Attn: Liability Management Group, 388 Greenwich Street, 7th Floor, New York, New York 10013; and Lazard Frères & Co. LLC may be contacted by telephone at (877) 364-0850 or in writing at Attn: Liability Management Group, 30 Rockefeller Plaza, New York, New York 10112. None of Lazard Group or its affiliates, their respective boards of directors, the Dealer Managers, the Tender and Information Agent or the trustee for the Notes makes any recommendation as to whether holders should tender any of their Notes. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of their Notes to tender.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE

Media contact:	Investor contact:
Judi Frost Mackey, +1 212 632 1428	Alexandra Deignan, +1 212-632-6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com